UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report: March 14, 2013
(Date of earliest event reported)

NAUTILUS, INC.
(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
17750 S.E. 6th Way
Vancouver, Washington 98683
(Address of principal executive offices and zip code)
(360) 859-2900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.
FORM 8-K

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers

On March 14, 2013, the Board of Directors of Nautilus, Inc. (the “Company”) approved an increase in the annual base salary payable to Robert O. Murdock, the Company's Vice President, General Manager Direct. Mr. Murdock's base salary was increased to $210,000 annually.

Mr. Murdock joined the Company in December, 2005 and served in various positions before assuming his current position as Vice President, General Manager Direct in August, 2011. Mr. Murdock is expected to be identified for the first time as a “named executive officer” in the Company's upcoming proxy statement related to the 2013 Annual Meeting of Shareholders.

Mr. Murdock is party to a Severance and Employment Agreement with the Company, dated April 23, 2012 (the “Employment Agreement”). The Employment Agreement provides for the continuation of Mr. Murdock's base salary for a period of four months following his separation from employment with the Company under certain circumstances. The Employment Agreement also provides for the continuation, during the severance period, of health benefits under COBRA for Mr. Murdock and his covered dependents, at active employee premium rates.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01        Financial Statements and Exhibits
(d) Exhibits

Exhibit No.        Description
10.1            Severance and Employment Agreement, dated April 23, 2012, by and between
Nautilus, Inc. and Robert O. Murdock.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

March 20, 2013	By	/s/ Wayne M. Bolio
(Date)		Wayne M. Bolio
Senior Vice President, Law and Human Resources
and General Counsel